Exhibit 99.2
MiMedx Announces Addition of Peter M. Carlson
Seasoned Financial Expert to Assist in Transition of Financial Duties

MARIETTA, Ga., December 16, 2019 -- MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced the addition of Peter M. Carlson as Executive Vice President, Finance, effective December 16, 2019. Mr. Carlson brings more than thirty years of comprehensive financial expertise having held positions as a Fortune 50 principal accounting officer and Big Five audit partner, as well as a senior Finance executive. He will be assisting the Company in the transition of financial duties with the departure of former Interim Chief Financial Officer, Edward J. Borkowski.

A recognized leader in accounting, reporting, tax, and internal controls, Mr. Carlson brings extensive corporate governance and financial strategy experience to MiMedx. He has worked extensively on corporate governance and board interactions, in particular with Audit and Compensation Committees. Most recently, Mr. Carlson was an Executive Vice President at Brighthouse Financial, Inc., and served as Chief Operating Officer where he helped establish the $220 billion U.S. life and annuity insurance company as a separate entity after the August 2017 MetLife, Inc. spin-off.

Timothy R. Wright, MiMedx Chief Executive Officer, commented, “Peter is a respected leader in the finance industry. The experience he brings to the Company is much needed, particularly as we work to complete our audited financial statements, and reestablish a practice of regular financial reporting.”

Mr. Carlson commented, “It’s a privilege to join MiMedx at this important time in the Company’s journey and participate in their endeavor to address areas of unmet clinical need. A strong economic foundation enables business communities to pursue their mission of innovation.”

About Peter M. Carlson

Prior to Brighthouse Financial, Mr. Carlson was Chief Accounting Officer at MetLife, Inc. where his global responsibilities included accounting, financial planning, tax, and investment finance. He led a transformation effort as head of the Separation Management Office for the Brighthouse Financial spin-off; led accounting, reporting and control teams through due diligence and integration for a $16 billion acquisition of a global insurance subsidiary; and actively advised the Compensation Committee.

Prior to joining MetLife in 2009, Mr. Carlson was Corporate Controller at Wachovia Corporation, responsible for ensuring the integrity of the books and records, the accuracy of external and regulatory reporting, and for oversight of the internal controls over financial reporting. During 2008’s market turmoil, he drove financial strategy, participated in strategic assessments, and effectively advised management during a CFO transition. Earlier in his career, Mr. Carlson was an audit partner at Arthur Andersen LLP, working in multiple industry sectors including financial services, manufacturing, commercial services, distribution and professional sports.

He is on the board of White Mountains Insurance Group, Ltd (WTM) and the Board of Trustees of his alma mater Wake Forest University, serving on the Audit Committees of both organizations. Mr. Carlson earned a bachelor’s degree from Wake Forest University, and is a licensed CPA in North Carolina and New York.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare.

The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.5 million allografts to date. For additional information, please visit www.mimedx.com.

Contact:

Hilary Dixon
Corporate & Investor Communications
770.651.9066
investorrelations@mimedx.com